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Exhibit 99.(s)(2)

Certified Resolution of the BlackRock
Defined Opportunity Credit Trust (the "Trust")

        RESOLVED, that the Board of Trustees hereby authorizes Donald C. Burke, President of the Trust, or Neal Andrews, Chief Financial Officer of the Trust, to sign the Registration Statement, any amendments thereto and any related registration statement filed pursuant to Rule 462(b) under the Securities Act on behalf of the Trust pursuant to a power of attorney, as contemplated by Rule 483(b) under the Securities Act.

        I, Vincent B. Tritto, hereby certify that the above Resolution was approved by the Board of the Trustees of the Trust on November 7, 2007.

/s/ VINCENT B. TRITTO Vincent B. Tritto Assistant Secretary

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  Exhibit 99.(s)(2)
Certified Resolution of the BlackRock Defined Opportunity Credit Trust (the "Trust")